EXHIBIT 4.20
FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Guarantor Supplemental Indenture”), dated as of January 30, 2026, among SM Energy Company (the “Company”), the Company’s Subsidiaries listed on Schedule A hereto (each, a “New Guarantor”) and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of July 25, 2024 (as amended or supplemented, the “Indenture”) by and between the Company and the Trustee, providing for the issuance of the Company’s 6.750% Senior Notes due 2029 and 7.000% Senior Notes due 2032 (collectively, the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may modify, supplement or amend the Indenture to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

WHEREAS, each New Guarantor wishes to guarantee the Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Company, the New Guarantors and the Trustee have agreed to enter into this Guarantor Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Guarantor Supplemental Indenture, when executed and delivered by the Company and each New Guarantor, the legal, valid and binding agreement of the Company and each New Guarantor, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Guarantee. Each New Guarantor hereby guarantees the obligations of the Company under the Indenture and the Notes related thereto pursuant to the terms and conditions of Article Ten of the Indenture, such Article Ten being incorporated by reference herein as if set forth at length herein (each such guarantee, a “Guarantee”) and such New Guarantor agrees to be bound as a Subsidiary Guarantor under the Indenture as if it had been an initial signatory thereto; provided, that the New Guarantor can be released from its Guarantee to the same extent as any other Subsidiary Guarantor under the Indenture.

(3) GOVERNING LAW. THIS GUARANTOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantor Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	January 30, 2026

SM ENERGY COMPANY,
a Delaware corporation

By:	/s/ A. WADE PURSELL
Name: A. Wade Pursell
Title: Executive Vice President, Chief
Financial Officer and Treasurer

EACH GUARANTOR LISTED ON
SCHEDULE A HERETO

By:	/s/ A. WADE PURSELL
Name: A. Wade Pursell
Title: Executive Vice President, Chief
Financial Officer and Treasurer

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ MICHAEL MCGUIRE
Authorized Signatory

Signature Page to First Supplemental Indenture (2029, 2032 Notes)

SCHEDULE A
1.Extraction Oil & Gas, Inc., a Delaware corporation
2.HighPoint Resources Corporation, a Delaware corporation
3.Raptor Condor Merger Sub 2, LLC, a Delaware limited liability company
4.Civitas North, LLC, a Colorado limited liability company
5.Civitas MID Basin Energy, LLC, a Delaware limited liability company
6.Civitas MID Basin Energy B, LLC, a Delaware limited liability company
7.Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company
8.Civitas DE Basin NM Holdings, LLC, a Delaware limited liability company
9.Civitas DE Basin Resources, LLC, a Delaware limited liability company
10.Civitas DE Basin Resources II, LLC, a Delaware limited liability company
11.Extraction Finance Corp., a Delaware corporation
12.HighPoint Operating Corporation, a Delaware corporation
13.Fifth Pocket Production, LLC, a Colorado limited liability company
14.Mountaintop Minerals, LLC, a Delaware limited liability company
15.Table Mountain Resources, LLC, a Delaware limited liability company
16.Axis Exploration, LLC, a Delaware limited liability company
17.Northwest Corridor Holdings, LLC, a Delaware limited liability company
18.XOG Services, LLC, a Delaware limited liability company
19.XTR Midstream, LLC, a Delaware limited liability company
20. 7N, LLC, a Delaware limited liability company
21. 8 North, LLC, a Delaware limited liability company
22.Crestone Peak Resources GP Inc., a Delaware corporation
23.Crestone Peak Resources LP, a Delaware limited partnership
24.Civitas Permian Operating, LLC, a Delaware limited liability company
25.Crestone Peak Resources LLC, a Delaware limited liability company
26.Crestone Peak Resources Holdings LLC, a Delaware limited liability company

27.Crestone Peak Resources Operating LLC, a Delaware limited liability
28.Crestone Peak Resources Midstream LLC, a Delaware limited liability company
29.Crestone Peak Resources Acquisition Company I LLC, a Delaware limited liability company
30.Collegiate Holdings LLC, a Delaware limited liability company
31.Crestone Peak Resources Watkins Midstream LLC, a Delaware limited liability company
32.Crestone Peak Resources Watkins Holdings LLC, a Delaware limited liability company
33.Civitas DE Basin NM Minerals, LLC, a Delaware limited liability company
34.Civitas DE Basin Holdings, LLC, a Delaware limited liability company
35.Civitas DE Basin Minerals, LP, a Delaware limited partnership
36.Civitas DE Basin Midstream, LLC, a Delaware limited liability company
37.Civitas DE Basin Holdings II, LLC, a Delaware limited liability company
38.Civitas DE Basin Minerals II, LLC, a Delaware limited liability company
39.Holmes Eastern Company, LLC, a Delaware limited liability company
40.Rocky Mountain Infrastructure, LLC, a Delaware limited liability company